PIXARBIO CORPORATION

May 1, 2016

Jason Criscione
29 Singlefoot Road
Chelmsford, MA 01824

Re: Employment Agreement

Dear Jason:

This letter is to confirm our understanding with respect to (i) your continued employment by PixarBio Corporation (the "Company"), (ii) your agreement not to compete with the Company, or any present or future parent, subsidiary or affiliate of the Company (each, a "Company Affiliate" and collectively, together with the Company, the "Company Group"), (iii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company Group and (iv) your agreement with respect to the ownership of inventions, ideas, copyrights and patents which may be used in the business of the Company Group (the terms and conditions agreed to in this letter are hereinafter referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Employment.

(a) Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company and/or any Company Affiliate designated by the Company, as Chief Technology Officer (the "Position") of the Company reporting to the Company's Chief Executive Officer. You will have the responsibilities, duty and authority commensurate with the Position. You will also perform such other and/or different services for the Company as may be assigned to you from time to time by the Company's Chief Executive Officer.

(b) Devotion to Duties. For so long as you are employed by the Company, you will devote substantially all of your business time and energies to the business and affairs of the Company, provided that, subject to Section 6(b), nothing contained in this Section 1(b) will be deemed to prevent or limit your right to manage your personal investments on your own personal time, including, without limitation, the right to make passive investments in the securities of (i) any entity which you do not control, directly or indirectly, and which does not compete with the Company, or (ii) any publicly held entity so long as your aggregate direct and indirect interest does not exceed 4.999 percent of the issued and outstanding securities of any class of securities of such publicly held entity, and provided, further that nothing contained in this Agreement will be deemed to prohibit you from any involvement with any social and/or business organizations, and accepting any directorships for companies or other organizations, provided that such activities do not interfere with the performance of your duties as an executive officer of the Company and provided that any such companies or organizations with which you become involved are not competitors of the Company or any of its subsidiaries.

2. Term of Employment. Your employment hereunder will commence on date hereof (the "Commencement Date") and will have a term of 2 years. Your employment during this term may be terminated by the Company for cause as defined in section 4(b) or by you for good reason as defined in section 4(c).

3. Compensation.

(a) Base Salary. While you are employed hereunder, the Company will pay you a base salary at the annual rate of $350,000 (the "Base Salary"). The Base Salary may be subject to adjustment from time to time in the discretion of the Company. The Base Salary will be payable in substantially equal installments in accordance with the Company's payroll practices as in effect from time to time. The Company will deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b) Annual Bonus. In addition to the Base Salary, commencing in 2015 and upon achievement of certain milestones, if any, as determined by the Company, the Company may pay you an annual bonus in the amount up to one hundred percent (100%) of your Base Salary (the "Bonus") at the discretion of the Chief Executive Officer. The annual bonus is paid within 60 days of end of the fiscal year and the bonus may exceed 100% for exceptional performance.

(c) Equity Compensation. The Company hereby grants to you an option to purchase 500,000 shares of its common stock, $0.01 par value per share, under and for the purposes set forth in the Company's 2014 Employee, Director and Consultant Equity Incentive Plan, in addition to stock options previously granted under the same Plan. Additional equity compensation may be awarded during the term of this agreement.

(d) Vacation. You will be entitled to fifteen (15) days paid vacation, two (2) floating holiday days, two (2) annual personal days and six (6) annual sick days (collectively, the "Paid Days") in each calendar year and paid holidays in accordance with the Company's policies for its senior executives as in effect from time to time. All Paid Days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company. A maximum of 5 unused vacation days may be carried over from year to year.

(e) Fringe Benefits. You will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (including group life, disability, medical, dental and other insurance, 401(k), flexible spending account, retirement, pension, profit-sharing and similar plans) (collectively, the "Fringe Benefits"), provided that the Fringe Benefits will not include any stock option or similar plans relating to the grant of equity securities of the Company. Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain any Fringe Benefits. $5,000 family travel reimbursement to accompany business trips. Birthday cake delivered to home on birthday. Eight hundred fifty dollars ($850) per month for late model automobile with four wheel drive. $5,000/year for professional club fees and expenses.

(f) Reimbursement of Expenses. Upon presentation of documentation of such expenses reasonably satisfactory to the Company, the Company will reimburse you for all ordinary and reasonable out-of-pocket business expenses that are reasonably incurred by you in furtherance of the Company's business in accordance with the Company's policies with respect thereto as in effect from time to time. All expense reimbursements and in kind benefits provided under this Section

3(f) or elsewhere in this Agreement will be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Code § 409A"), including, where applicable, the requirement that: (i) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iii) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g) Indemnification. The Company will indemnify you to the extent permitted by its charter and by-laws and by applicable law, as set forth in the Company's charter, by-laws and a separate indemnification agreement (provided that you execute such agreement). In connection with the foregoing, you will be covered under any liability insurance policy that protects other officers of the Company.

4. Termination.

(a) Your employment hereunder will terminate upon the first to occur of the following:

(i) Immediately upon your death;

(ii) By the Company:

(A) By written notice to you effective the date of such notice, following your failure, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of your position ("Disability").

For purposes of this Agreement, "Disability" shall mean that you have been unable to perform your duties hereunder as the result of your incapacity due to physical or mental illness, and such inability, which continues for at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, if shorter, after its commencement, is determined to be total and permanent by a physician selected by the Company and its insurers and acceptable to you or to your legal representative (with such agreement on acceptability not to be unreasonably withheld), provided that if applicable law provides any provision regarding disability that is more favorable to you than that set forth herein, such more favorable provision will govern;

(B) By written notice to you effective twenty-one (21) days after the date of such notice, for Cause (as defined below); or

(C) By written notice to you effective twenty-one (21) days after the date of such notice without Cause; or

(iii) By you:

(A) At any time by written notice to the Company effective five (5) days after the date of such notice; or

(B) By written notice to the Company for Good Reason (as defined below) effective the date of such notice.

(b) Definition of "Cause". For purposes of this Agreement, "Cause" means (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or which otherwise materially and adversely affects your ability to perform such obligations, (ii) your disloyalty or dishonesty, which results in damages or an injury to the Company, which shall include damages or an injury to the reputation of the Company, (iii) the commission by you of an act of fraud, theft or embezzlement, or (iv) a breach by you of any material provision of this Agreement which breach is not cured within 30 days after delivery to you by the Company of written notice of such breach, provided that if such breach is not capable of being cured within such 30 day period, you will have a reasonable additional period to cure such breach but only if you promptly commence and continue good faith efforts to cure such breach.

(c) Definition of "Good Reason". For purposes of this Agreement, a "Good Reason" means:

(i) A reduction in your Base Salary (as defined below), target bonus or other benefits except any reduction which you agree to in writing;

(ii) The Company changes your place of work to a location more than 50 miles from your present place of work without your consent;

(iii) The assignment to you of duties not commensurate or consistent with your position as Chief Technology Officer without your prior written consent;

(iv) A reduction in your title below the level of your title in effect immediately before such change;

(v) A material breach of this Agreement by the Company that has not been cured within 30 days after written notice thereof by you to the Company; or

(vi) Failure by the Company to obtain the assumption of this Agreement by any successor to the Company, unless such assumption occurs automatically as a matter of law.

Notwithstanding anything to the contrary above, in order to establish "Good Reason" for a termination, (i) you must provide notice to the Company of the existence of the condition giving rise to the "Good Reason" within ninety (90) days following the initial existence of the condition and (ii) the Company has thirty (30) days following receipt of such notice to remedy such condition (the "Remedy Period"). Further, you must actually terminate your employment for Good Reason within ten (10) days following expiration of the Remedy Period to qualify as termination of employment with the Company by you for Good Reason.

(d) Definition of "Change of Control." For purposes of this Agreement, a Change of Control means that any of the following events has occurred:

(i) Any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or

pursuant to the terms of any such plan, together with all "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly (the "Control Group"), of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors ("Voting Power") of the Company, provided that a Change of Control will not have occurred if such Control Group acquired securities or Voting Power solely by purchasing securities from the Company, including, without limitation, acquisition of securities by one or more third party investors such as venture capital investor(s);

(ii) A consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company's equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions;

(iii) The sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iv) The liquidation or dissolution of the Company or the Company ceasing to do business.

5. Severance Compensation.

(a) Definition of Accrued Obligations. For purposes of this Agreement, "Accrued Obligations" means (i) the portion of your Base Salary as has accrued prior to any termination of your employment with the Company and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) the amount of any bonus earned based on achieved milestones but not yet paid and (iv) the amount of any expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed.

(b) Death or Disability. If your employment hereunder is terminated as a result of your death or Disability (defined below), subject to Section 3(f):

(i) The Company will pay the Accrued Obligations to you (or your estate) promptly following such termination.

(c) Termination for Cause or in the Absence of a Good Reason. If your employment hereunder is terminated either by the Company for Cause or by you in the absence of a Good Reason, the Company will pay the Accrued Obligations to you promptly following such termination.

(d) Termination for a Good Reason. If your employment hereunder is terminated by you for a Good Reason:

(i) The Company will pay the Accrued Obligations to you promptly following such termination. In addition, provided that you first execute and deliver to the Company, and do not revoke during any applicable revocation period, a full and general waiver and release of any and all claims you may have against the Company, its direct and indirect

subsidiaries, its current and former officers, directors, stockholders, employees, agents, representatives, insurers and related persons and parties, and provided that you are not in breach and have not breached this Agreement:

(e) Tax Gross Up. In the event that the payments or benefits to you from the Company under this Agreement or any related equity agreement will cause you to incur liability for excise taxes under Sections 280G of the Code, you will have the option to: (a) reduce or postpone such payments or benefits; or (b) elect to receive a "gross up payment" from the Company in an amount that is sufficient to cover the both the excise taxes and the taxes imposed on you as a result of the gross up payment itself (the "Gross Up Payment"). In the event that you and the Company disagree on the amount of the Gross Up Payment, the Company shall engage, at its sole expense, a mutually agreeable tax accounting firm, whose determination of the amount of the Gross Up Payment shall be conclusive and binding on the parties. The Company shall also indemnify you against additional taxes and penalties that may be imposed on you in the event that a state or federal taxing authority later determines that the Gross Up Payment was insufficient to cover your tax liabilities for the payments and benefits referenced above.

Notwithstanding the foregoing, in compliance with Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") (to the extent applicable), and notwithstanding any other provision of the Company's plans in effect from time to time:

(i) The amount of expenses eligible for reimbursement and the provision of in-kind benefits during any calendar year shall not affect the amount of expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year;

(ii) The reimbursement of an eligible expense shall be made on or before December 31 of the calendar year following the calendar year in which the expense was incurred;

(iii) Reimbursement or right to an in-kind benefit shall not be subject to liquidation or exchange for another benefit; and

(iv) Each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A.

You acknowledge and agree that after the date of termination of your employment, but prior to payment of any of the severance payments and benefits, you or your estate, as applicable, shall execute a release (as described herein). You understand and agree that the payment of any of the severance payments and benefits is contingent upon your or your estate's, as applicable, execution and delivery to the Company of the Release and such Release being effective and not revoked on the sixtieth (60th) day following the date of termination. The severance payments and benefits herein (other than the Accrued Obligations) shall commence on the sixtieth (60th) day after your date of termination provided that the release is effective on such date and provided that the pro rata amount of the target bonus pursuant to Section 5(a)(iii) shall be paid on the sixtieth (60th) day after your date of termination. If the release is not effective on the sixtieth (60th) day after the date of termination, then you shall not be entitled to any severance payments and benefits and you shall only be entitled to receive the Accrued Obligations through the date of termination, in accordance with the Company's normal payroll procedures unless otherwise provided by law. Notwithstanding the foregoing, the Company may immediately terminate any or all severance payments and benefits upon material breach by you of the release or any other agreement or contract with the Company. The remedy set forth in the proceeding

sentence is in addition to all other remedies of the Company available at law and/or in equity and shall not in any way impair or terminate the effectiveness of the release. Your rights to any severance payments and benefits shall constitute your sole remedy in the event of termination of your employment. For purposes of this Agreement, your termination of employment shall mean your "separation from service" within the meaning of Treasury Regulation Section 1.409(A)-1(h).

Payments to you under Section 5(b) or 5(d) shall be bifurcated into two portions, consisting of the portion, if any, that includes the maximum amount of the payments that does not constitute "nonqualified deferred compensation" within the meaning of Section 409A, and the portion, if any, that includes the excess of the total payments that does constitute nonqualified deferred compensation. Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until such portion is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation. Notwithstanding the foregoing, if you are a "specified employee" as defined in Section 409A(a)(3)(B)(i) of the Internal Revenue Code of 1986, as amended, the commencement of the delivery of the portion that constitutes nonqualified deferred compensation will be delayed to the date that is 6 months and one day after your termination of employment (the "Earliest Payment Date"). Any payments that are delayed pursuant to the preceding sentence shall be paid pro rata during the period beginning on the Earliest Payment Date and ending on the date that is 6 months following the Earliest Payment Date. The determination of whether, and the extent to which, any of the payments to be made to you hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which you termination of employment occurs.

6. Prohibited Competition.

(a) Certain Acknowledgements and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company Group. For purposes of this Section 6, the "Company" shall include any and all direct and indirect subsidiaries of the Company.

(ii) You acknowledge that a business will be deemed competitive with the Company Group if it performs any of the services or manufactures or sells any of the products provided or offered by the Company Group (or planned to be provided or offered, if you are aware of such planned products) or if it performs any other services and/or engages in the production, manufacture, distribution or sale of any product similar to services or products, which services or products were performed, produced, manufactured, distributed, sold, under development or planned by the Company Group during the period while you are employed hereunder.

(iii) You further acknowledge that, while you are employed hereunder, the Company Group will furnish, disclose or make available to you Confidential Information (as defined below) related to the business of the Company Group and that the Company Group may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company Group through the expenditure by the Company Group of

substantial time, effort and money and that all such Confidential Information and training could be used by you to compete with the Company Group. You also acknowledge that if you become employed or affiliated with any competitor of the Company Group in violation of your obligations in this Agreement, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, while you are employed hereunder, you will be introduced to customers and others with important relationships to the Company Group. You acknowledge that any and all "goodwill" created through such introductions belongs exclusively to the Company Group, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between yourself and any customers of the Company Group.

(iv) For purposes of this Agreement, "Confidential Information" means confidential and proprietary information of the Company Group, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company Group or of any third party provided to you or the Company Group under a condition of confidentiality, provided that Confidential Information will not include information that is (1) in the public domain other than through any fault or act by you, (2) known to you prior to its disclosure to you in the course of your employment with the Company or a predecessor or subsidiary, or (3) lawfully disclosed to you by a source other than the Company or a predecessor or subsidiary which source has a legal right to disclose such information. The term "trade secrets," as used in this Agreement, will be given its broadest possible interpretation under the law of the state of Delaware and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

(b) Non-Competition; Non-Solicitation. While you are employed hereunder and either: (i) for a period of twelve (12) months following the termination of your employment if for any reason you are entitled to receive payment pursuant to §5(b)(ii) or §5(d) of this Agreement, or (ii) for a period of three (3) months following the termination of your employment if you are not entitled to payment pursuant to §5(b)(ii) or §5(d) of this Agreement, you will not during any such period, without the prior written consent of the Company:

(i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in, any business which is directly or indirectly competitive with the business of the Company Group (each, a "Restricted Activity") within the United States and any other country in which the Company conducts business or sells its services or products (the "Restricted Territory"), except that (A) nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent of the issued and outstanding securities of any class of securities of such business and (B) nothing contained herein will prohibit you from engaging in a Restricted Activity for or with respect to any subsidiary, division or affiliate or unit (each, a "Unit") of an entity

if that Unit is not engaged in any business which is competitive with the business of the Company Group, irrespective of whether some other Unit of such entity engages in such competition (as long as you do not engage in a Restricted Activity for such other Unit); or

(ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company Group, any customers or patrons of the Company Group, or any prospective customers or patrons with respect to which the Company Group has developed or made a sales presentation (or similar offering of services); or

(iii) Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employees of or consultant to the Company Group to leave the service of the Company Group for any reason, or (B) employ, cause to be employed, or solicit the employment of, any employee of or consultant to the Company Group while any such person is providing services to the Company Group or within six months after any such person has ceased providing services to the Company Group; or

(iv) Either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the relations between the Company Group and any vendor or supplier to the Company Group.

(c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company Group and to your other prospective employers and (ii) the time period and the specific but broad geographical scope of the provisions of this Section is reasonable, legitimate and fair to you in light of the Company Group's need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company Group's business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

(d) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section will survive the termination of this Agreement and the termination of your employment hereunder for any reason.

7. Protected Information. You will at all times, both during the period while you are employed hereunder and after the termination of this Agreement and the termination of your employment hereunder for any reason or for no reason, maintain in confidence and will not, without the prior written consent of the Company Group, use, except as required in the course of performance of your duties for the Company Group or by court order, disclose or give to others any Confidential Information. In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, you will promptly notify the Company. Upon the termination of your employment hereunder for any reason, or if the Company Group otherwise requests, you will return to the Company Group all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained). The terms of this Section are in addition to, and not in lieu of, any statutory or other contractual or legal obligation that you may have relating to the protection of the Company Group's Confidential Information. The terms of this

Section will survive indefinitely any termination of this Agreement and/or any termination of your employment hereunder for any reason.

8. Ownership of Ideas, Copyrights and Patents.

(a) Property of the Company. All ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques, methods, biological processes, cell lines, laboratory notebooks and formulae (collectively, the "Inventions") which may be used in the current or planned business of the Company Group or which in any way relates to such business, whether patentable, copyrightable or not, which you may conceive, reduce to practice or develop while you are employed hereunder (and, if based on or related to any Confidential Information, within two years after termination of such employment for any reason or for no reason), alone or in conjunction with another or others, whether during or out of regular business hours, whether or not on the Company Group's premises or with the use of its equipment, and whether at the request or upon the suggestion of the Company Group or otherwise, will be the sole and exclusive property of the Company Group, and that you will not publish any of the Inventions without the prior written consent of the Company Group. Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company Group and which are protectable by copyright are "works made for hire" pursuant to the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company Group all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

(b) Cooperation. At any time during your employment hereunder or after the termination of your employment hereunder for any reason or for no reason, you will cooperate fully with the Company Group's and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company Group's rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company Group will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company Group without charge by you.

(c) Licensing and Use of Inventions. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to the Company Group or incorporate in any Company Group product or system, you hereby grant to the Company Group a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You will not include in any Inventions you deliver to the Company Group or use on its behalf, without the prior written approval of the Company Group, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company Group with the written permission of the holder of any patent, copyright or trademark owner for the Company Group to use such material in a manner consistent with then-current Company Group policy.

(d) Prior Inventions. Listed on Exhibit 8(d) to this Agreement are any and all Inventions in which you claim or intend to claim any right, title and interest (collectively, "Prior Inventions"), including, without limitation, patent, copyright and trademark interests, which to the best of your knowledge will be or may be delivered to the Company in the course of your employment, or incorporated into any Company product or system. You acknowledge that your obligation to disclose such information is ongoing while you are employed hereunder.

9. Disclosure to Future Employers. You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in Sections 6, 7 and 8 of this Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

10. Records. Upon termination of your employment hereunder for any reason and at any other time requested by the Company, you will deliver to the Company Group any property of the Company Group which may be in your possession, including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same.

11. Representations. You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party, or with any agreement to which you are a party or by which you are bound, including, without limitation, any non-competition or non-solicitation provision contained in any such agreement. You will indemnify and hold harmless the Company Group and its officers, directors, security holders, partners, members, employees, agents and representatives against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

12. General.

(a) Notices. All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party's address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

(b) Entire Agreement. This Agreement, together with the Stock Restriction Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved or to any Company Affiliate. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, except for your obligations to the Company Group as set forth herein, and no person or entity (except for a Company Affiliate as set forth herein) will be regarded as a third-party beneficiary of this Agreement.

(g) Governing Law. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the state of Delaware, without giving effect to the conflict of law principles thereof.

(h) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect or scope of such provision, the court making such determination will have the power to reduce the duration, geographic area of such provision, or other aspect or scope of such provision, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.

(i) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(j) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any

other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(k) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(l) Taxation. The parties intend this Agreement to be in compliance with Code § 409A. You acknowledge and agree that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code § 409A. This Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Code § 409A in a manner consistent with Treas. Reg. § 1.409A-1(c). To the extent payments and benefits are subject to Code § 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of: (i) Code § 409A(a)(2), (3) and (4); (ii) Treas. Reg. § 1.409A-1 et seq.; (iii) transitional relief under IRS Notice 2007-86; and (iv) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury. Notwithstanding the foregoing, Company and you agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code § 409A, or any successor statute, regulation and guidance thereto; *provided*, that no such amendment shall increase the total financial obligation of Company under this Agreement.

(m) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

PixarBio Corporation

By: ______________________________
Name: Frank Reynolds
Title: Chief Executive Officer

Accepted and Approved

____
Jason Criscione

May 1, 2016
Date

EXHIBIT 8(d)

PRIOR INVENTIONS

No conflicts have been approved by the CEO